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EXHIBIT 5.1

[GARY STEVEN FINDLEY & ASSOCIATES LETTERHEAD]

April 21, 2004

The Bank Holdings
9990 Double R Blvd.
Reno, Nevada 89521

Re:
Registration Statement on Form S-8

Gentlemen:

        At your request, we have examined the form of Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for the offer and sale, pursuant to the The Bank Holdings 2002 Stock Option Plan, as amended of 281,166 shares of The Bank Holdings $0.01 par value common stock ("Common Stock")issuable upon the exercise of stock options granted under the The Bank Holdings 2002 Stock Option Plan, as amended. We are familiar with the actions taken or to be taken in connection with the authorization, issuance and sale of the Common Stock.

        It is our opinion that, subject to said proceedings being duly taken and completed as now contemplated before the issuance of the Common Stock, said Common Stock, will, upon the issuance and sale thereof in accordance with the The Bank Holdings 2002 Stock Option Plan, as amended referred to in the Registration Statement, be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
GARY STEVEN FINDLEY & ASSOCIATES
By:	/s/ GARY STEVEN FINDLEY Gary Steven Findley Attorney at Law

GSF:bl

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  EXHIBIT 5.1